Consent of Independent Public Accountants

To the Shareholders and Trustees of
Pioneer Market Neutral Fund

     As independent public accountants, we hereby consent to the use of our report on Pioneer Market Neutral Fund (to be renamed Pioneer Long/Short Fund) dated July 27, 2001 (and to all references to our firm) included in or made a part of Pioneer Market Neutral Fund's Post-Effective Amendment No. 2 and Amendment No. 4 to Registration Statement File Nos. 333-33160 and 811-09867, respectively. On May 5, 2001, Pioneer Large-Cap Growth Fund's name was changed to Pioneer Market Neutral Fund.

_/s/Arthur Andersen LLP
Arthur Andersen LLP

Boston, Massachuestts
July 31, 2001